Exhibit 99.1

FOR IMMEDIATE RELEASE

ITG Reports 2005 Results

EPS Increases 67 Percent in 2005

NEW YORK, NY, February 1, 2005 - Investment Technology Group, Inc. (NYSE: ITG), a leading provider of technology-based trading services and transaction research, today announced that for the fourth quarter ended December 31, 2005, net income was $21.4 million, 69 percent higher than net income of $12.7 million in the fourth quarter of 2004. Earnings were $0.50 per diluted share, an increase of 67 percent versus earnings of $0.30 per diluted share in the fourth quarter of last year. ITG’s total revenue for the fourth quarter of 2005 was a record $112.1 million, 25 percent higher than total revenue of $89.6 million for the fourth quarter of 2004. Net income for the fourth quarter of 2005 included $1.9 million, or $0.05 per share, of tax benefits pertaining to the favorable resolution of certain 2001 matters.

Excluding the impact of non-recurring items in the fourth quarter of 2004, revenues increased by 28 percent from fourth quarter 2004 revenues of $87.6 million.  Earnings per diluted share of $0.50 in the fourth quarter of 2005 increased 85 percent versus operating earnings of $0.27 per diluted share in the fourth quarter of last year. Pre-tax operating margins in the fourth quarter of 2005 were 28 percent, up from 19 percent in the fourth quarter of 2004.  For the full year 2005, pre-tax operating margins were 26  percent, up from 19 percent in 2004.

For the year ended December 31, 2005, revenues were $408.2 million, net income was $67.7 million, and diluted earnings per share were $1.60.  Compared to the year ago period, revenues increased by 22 percent, net income increased by 65 percent and diluted earnings per share increased 67 percent. Excluding non-recurring items, revenues increased 24 percent, and net income increased 68 percent, while earnings per share increased 70 percent.

“In 2005, ITG saw significant growth across all product lines resulting from our increased focus on sales, marketing and product development both domestically and internationally,” said Ray Killian, ITG’s Chairman, President and Chief Executive Officer. “In the fourth quarter we have seen continued strength in our volume and market share in an extremely competitive market environment.”

ITG’s International revenues were $24.5 million in the fourth quarter of 2005, 24 percent higher than revenues of $19.7 million in the fourth quarter of 2004. For the full year, international revenues were $92 million, representing 23 percent growth over 2004. International pre-tax operating profits of $0.4 million were flat in the fourth quarter of 2005 as compared to the year-ago period. In 2005, international pre-tax operating profits were $5.1 million, more than triple the $1.6 million earned in 2004.

“ITG’s European volumes were strong in the fourth quarter, rebounding from a slow third quarter and posting solid gains.  We are pleased with the growth in Europe and plan to continue the globalization of our product line,” said Mr. Killian.

Conference Call

ITG has scheduled a conference call today at 11:00 a.m. ET to discuss fourth quarter results. Those wishing to listen to the call should dial 1-800-289-0496 at least 10 minutes prior to the start of the call to ensure connection.  A listen-only webcast will also be available on ITG’s website at www.shareholder.com/itginc/investors/earnings.cfm.   For those unable to listen to the live broadcast of the call, a replay will be available for one week by dialing 1-888-203-1112 and entering the pass code 7194046. A replay will be available for two weeks on ITG’s website. Both methods of listening to the replay will be available starting approximately two hours after the completion of the conference call.

ABOUT ITG

Investment Technology Group, Inc. (NYSE:ITG), is a specialized agency brokerage and technology firm that partners with clients globally to provide innovative solutions spanning the entire investment process.  A pioneer in electronic trading, ITG has a unique approach that combines pre-trade analysis, order management, trade execution, and post-trade evaluation to provide clients with continuous improvements in trading and cost efficiency.  The firm is headquartered in New York with offices in North America, Europe and the Asia Pacific regions.

For additional information, visit www.itginc.com.

In addition to historical information, this press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, that reflect management’s expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors include the company’s ability to achieve expected future levels of sales; the actions of both current and potential new competitors; rapid changes in technology; financial market volatility; general economic conditions in the United States and elsewhere; evolving industry regulation; cash flows into or redemption from equity funds; effects of inflation; customer trading patterns; and new products and services. These and other risks are described in greater detail in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and other documents filed with the Securities and Exchange Commission and available on the company’s web site.

Contacts:

Maureen Murphy	Alicia Curran
Investor Relations	Media Relations
(212) 444-6323	(212) 444-6130

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INVESTMENT TECHNOLOGY GROUP, INC.

Consolidated Statements of Income (unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2005	2004	2005	2004
Revenues:
Commissions	$106,293	$82,211	$386,331	$311,960
Other	5,793	7,401	21,830	22,526
Total revenues	112,086	89,612	408,161	334,486

Expenses:
Compensation and employee benefits	43,722	32,671	152,444	122,833
Transaction processing	14,693	13,961	56,754	51,080
Software royalties	—	3,321	1,088	13,806
Occupancy and equipment	7,394	7,640	28,862	30,348
Telecommunications and data processing services	5,295	4,454	20,134	17,978
Other general and administrative	9,409	8,876	39,783	31,849
Total expenses	80,513	70,923	299,065	267,894

Income before income tax expense	31,573	18,689	109,096	66,592

Income tax expense	10,155	6,028	41,410	25,609

Net income	$21,418	$12,661	$67,686	$40,983

Earnings per share:

Basic	$0.50	$0.30	$1.61	$0.96

Diluted	$0.50	$0.30	$1.60	$0.96

Basic weighted average number of common shares outstanding	42,455	41,928	42,152	42,811

Diluted weighted average number of common shares outstanding	42,919	42,036	42,391	42,841

INVESTMENT TECHNOLOGY GROUP, INC.

Consolidated Statements of Financial Condition

(In thousands, except share amounts)

	December 31,	December 31,
	2005	2004
	(unaudited)
Assets
Cash and cash equivalents	$261,044	$206,465
Cash, restricted or segregated	7,007	7,287
Securities owned, at fair value	6,017	32,530
Receivables from brokers, dealers and other, net	485,012	198,642
Investments in limited partnerships	10,628	20,311
Premises and equipment, net	22,292	24,023
Capitalized software, net	12,780	8,926
Goodwill	176,773	86,550
Other Intangibles	12,173	2,657
Deferred taxes	7,972	10,226
Other assets	14,636	14,841
Total assets	$1,016,334	$612,458

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued expenses	$109,442	$82,821
Payables to brokers, dealers and other	435,141	142,446
Software royalties payable	—	3,350
Securities sold, not yet purchased, at fair value	91	30
Income taxes payable	9,354	13,310
Total liabilities	554,028	241,957

Commitments and contingencies
Stockholders’ Equity:
Preferred stock, par value $0.01; 1,000,000 shares authorized; no shares issued	—	—
Common stock, par value $0.01; 100,000,000 shares authorized; 51,390,027 and 51,327,388 shares issued at December 31, 2005 and 2004, respectively and 42,773,651 and 41,950,670 shares outstanding at December 31, 2005 and 2004, respectively	514	513
Additional paid-in capital	175,600	161,169
Retained earnings	442,647	374,961
Common stock held in treasury, at cost; 8,616,376 and 9,376,718 shares at December 31, 2005 and 2004, respectively	(162,735)	(177,095)
Accumulated other comprehensive income:
Currency translation adjustment	6,280	10,953
Total stockholders’ equity	462,306	370,501
Total liabilities and stockholders’ equity	$1,016,334	$612,458

INVESTMENT TECHNOLOGY GROUP, INC.

Reconciliation of US GAAP Results to Pro Forma Operating Results (unaudited)

In evaluating the Company’s financial performance, management reviews results from operations which excludes non-operating or one-time charges.  Pro forma earnings per share is a non-GAAP (generally accepted accounting principles) performance measure, but the Company believes that it is useful to assist investors in gaining an understanding of the trends and operating results for the Company’s core businesses. Pro forma earnings per share should be viewed in addition to, and not in lieu of, the Company’s reported results under US GAAP.

The following is a reconciliation of US GAAP results to pro forma results for the periods presented (in thousands except per share amounts):

	Three Months Ended		Year Ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004

Total revenues	$112,086	$89,612	$408,161	$334,486
Less:
Non-recurring revenue (1)	—	(2,000)	(3,107)	(6,543)
Pro forma operating revenues	112,086	87,612	405,054	327,943

Total expenses	80,513	70,923	299,065	267,894
Asset impairment charges (2)	—	—	—	(700)
Other non-recurring expenses (3)	—	(199)	—	(2,756)
Pro forma operating expenses	80,513	70,724	299,065	264,438

Income before income tax expense	31,573	18,689	109,096	66,592
Effect of pro forma adjustments	—	(1,801)	(3,107)	(3,087)
Pro forma operating income before income tax expense	31,573	16,888	105,989	63,505

Income tax expense	10,155	6,028	41,410	25,609
Tax effect of pro forma adjustments	—	(684)	(1,141)	(1,173)
Pro forma operating income tax expense	10,155	5,344	40,269	24,436

Net income	21,418	12,661	67,686	40,983
Net effect of pro forma adjustments	—	(1,117)	(1,966)	(1,914)
Pro forma operating net income	$21,418	$11,544	$65,720	$39,069

Diluted earnings per share	$0.50	$0.30	$1.60	$0.96
Net effect of pro forma adjustments	—	(0.03)	(0.05)	(0.05)

Pro forma diluted operating earnings per share	$0.50	$0.27	$1.55	$0.91

Notes:

(1)          2005 non-recurring revenue is comprised of gains ($2.5 million) from our shares of Archipelago Holdings common stock that we received as part of an equity entitlement program, as well as a recovery against previous investment write-downs of $0.6 million for the year.  2004 non-recurring revenue is comprised of a gain of $2.4 million on the sale of 50% of Investment Technology Group, Inc.’s (“ITG”) Canadian subsidiary, KTG Technology Corp. in the Second Quarter 2004, and unrealized gains of $3.3 million from our holding of Archipelago Holdings common stock after the corporation’s initial public offering in the Third Quarter 2004, of which $1.2 million was recognized in the Fourth Quarter, and a recovery against previous investment write-downs of $0.8 million in the Fourth Quarter.

(2)          Pertains to the Third Quarter 2004 write-down of two New York Stock Exchange seats that ITG obtained as part of the Hoenig acquisition.  Since the market environment led to a reduction in NYSE seat prices, we took a $0.7 million impairment write-down to reflect the fair value of these seats at that time.

(3)          The other non-recurring expenses incurred in the Fourth Quarter 2004 include employee separation costs.  Totals for the year ended 2004 also include employee separation costs and a lease abandonment charge taken in the Third Quarter.